UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(D) of the Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): November 18, 2008

FORTRESS FINANCIAL GROUP, INC.
 (Exact name of registrant as specified in charter)

Wyoming
(State or other Jurisdiction of Incorporation or Organization)

000-24262 (Commission File Number)	1903 60th Place E, Suite M2240 Bradenton, Florida 34203	91-1363905 (IRS Employer Identification No.)
(Address of Principal Executive Offices and zip code)

(954) 840-6961
(Registrant's telephone
number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS

The Company confirms that it holds an amount of 764,578,960 "free trading" shares of Hunt Gold Corporation (HGLC.PK) Common Stock as November 18, 2008. This stockholding in Hunt Gold Corporation Common Stock (HGLC.PK), held by the Company; remains unchanged.

The present trading price of Hunt Gold Corporation (HGLC.PK) Common Stock is US$0.0004 per share, valuing this holding in the amount of US$305,832. This substantial reduction in the value of your Company's stockholding in Hunt Gold Corporation (HGLC.PK) Common Stock was caused by an unwarranted and substantial fall in the price of Hunt Gold Corporation Common Stock over the past weeks.

The Company confirms that it will not dispose of any of these remaining shares of Hunt Gold Corporation (HGLC.PK) Common Stock in the market. This is based upon an agreement between the Company and Hunt Gold Corporation (HGLC.PK).

The Management of your Company are acutely that Hunt Gold Corporation (HGLC.PK) Common Stock is way undervalued at this time and have every confidence that the price of those shares of Hunt Gold Corporation (HGLC.PK) will recover to far more realistic levels and in a relatively short period of time. Your Company basis this decision upon the extremely solid and promising actions by Hunt Gold Corporation. (HGLC.PK). Your Company's Management remains convinced that this Company's investment in Hunt Gold Corporation (HGLC.PK) remains an extremely solid and very sound investment for the Company.

The Company has not sold, at any time, any shares of Hunt Gold Corporation Common Stock (HGLC.PK); in the market.

ITEM 9.01                                FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Business Acquired.

Not Applicable

(b)	Pro Forma Financial Information.

Not Applicable

(c)	Exhibits
None.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Fortress Financial Group, Inc.

Date: November 18, 2008	By:	/s/ Alan Santini
Alan Santini
Company Secretary